As filed with the U.S. Securities and Exchange Commission on January 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

PERMIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	300 N. Marienfeld Street, Suite 1000 Midland, TX 79701	41-3338782
(State or other jurisdiction of incorporation)	(Address, Including Zip Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

Permian Resources Corporation 2023 Long Term Incentive Plan

Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan

(Full titles of the plans)

John C. Bell

300 N. Marienfeld Street, Suite 1000

Midland, Texas 79701

(432) 695-4222

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Douglas E. McWilliams

Jackson A. O’Maley

Alexandra M. Lewis

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 7, 2026, pursuant to the transactions contemplated by the Master Reorganization Agreement, dated as of December 22, 2025, by and among Permian Resources Corporation (formerly known as PRC NewCo Inc), a Delaware corporation (“New PR,” the “Registrant,” the “Company,” “we,” “us” and “our”), Permian Resources Holdings Inc. (formerly known as Permian Resources Corporation), a Delaware corporation (“Old PR”), Permian Resources Operating, LLC, a Delaware limited liability company, and PRC NewCo II Inc, a Delaware corporation, Old PR reorganized under a new public holding company (the “Reorganization”). Following the implementation of the Reorganization, Old PR became a wholly owned subsidiary of New PR, which replaced Old PR as the public company trading on The New York Stock Exchange under Old PR’s ticker symbol “PR.” In connection with the Reorganization, New PR assumed each of the Permian Resources Corporation 2023 Long Term Incentive Plan (the “LTIP”) and the Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), and each outstanding restricted stock, restricted stock unit, performance share unit, and stock option award granted and outstanding under the LTIP (each, an “Outstanding Award”). Each Outstanding Award was converted into a corresponding award relating to a number of shares of Class A Common Stock (as defined below) equal to the number of shares of Class A Common Stock, par value $0.0001 per share, of Old PR (“Old PR Common Stock”) subject to such Outstanding Award as of immediately prior to the effective time of the Reorganization.

This registration statement on Form S-8 (this “Registration Statement”) registers 25,000,000 shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (“Class A Common Stock”) that may be issued under the LTIP and 2,000,000 shares of Class A Common Stock that may be issued under the ESPP in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”). The shares of Class A Common Stock registered hereunder include the number of shares of Old PR Common Stock that were available for issuance under the LTIP and ESPP immediately prior to the Reorganization, whether allocated to Outstanding Awards or unallocated at that time, in accordance with Rule 303A.08. Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the LTIP and ESPP with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on February 26, 2025 (File No. 001-37697) (including information specifically incorporated by reference from our latest definitive proxy statement on Schedule 14A, as filed with the Commission on April 10, 2025 (File No. 001-37697));

b. The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 8, 2025, August  7, 2025, and November 6, 2025;

c. The Registrant’s Current Reports on Form 8-K filed with the Commission on May 6, 2025, May  21, 2025, August  28, 2025, September  2, 2025, September  16, 2025, October  30, 2025, December  22, 2025 and January 7, 2026 (in each case, excluding Items 2.02 and 7.01 therein, as applicable); and

d. The description of our Class A Common Stock registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), contained in Exhibit 99.2 to our Current Report on Form 8-K filed on January 7, 2026, which updates the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A filed on September 8, 2022, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on February 26, 2025, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any Current Report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are organized under the laws of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer for violations of the fiduciary duty as a director or officer, except (1) for any breach of the duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions; (4) for any transaction from which a director or officer derived an improper personal benefit; or (5) for an officer in any action by or in the right of the corporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that no director or officer shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director or officer, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless he or she violated his or her duty of loyalty to the registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, derived improper personal benefit from their actions as directors or officers or in any action by or in the right of the Company by any officer. The effect of this provision of the Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while serving as our directors or officers, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in his or her capacity as an officer or director of the Company) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our Amended and Restated Bylaws (“Bylaws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by our Certificate of Incorporation.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our Board of Directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In connection with the merger (the “Earthstone Merger”) with Earthstone Energy, Inc. (“Earthstone”), we have agreed to indemnify, defend and hold harmless, in the same manner as provided by Earthstone immediately prior to August 21, 2023, each person who has been at any time prior to August 21, 2023 or who became, prior to the Initial Company Merger Effective Time (as defined in the Merger Agreement (as defined below)), an officer or director of Earthstone or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by Earthstone, or was serving at the request of Earthstone or any of its respective subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employment benefit plan, trust or other enterprise, in each case, when acting in such capacity (whom are referred to herein as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person was an officer or director of Earthstone or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by Earthstone or is or was serving at the request of Earthstone or any of its respective subsidiaries as an officer, director or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Initial Company Merger Effective Time and whether asserted or claimed prior to, at or after, the Initial Company Merger Effective Time (which liabilities are referred to herein as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to that certain Agreement and Plan of Merger, dated as of August 21, 2023 (the “Merger Agreement”), among us, Smits Merger Sub I Inc., Smits Merger Sub II LLC, OpCo, Earthstone and

Earthstone Energy Holdings, LLC, or the transactions contemplated thereby, in each case to the fullest extent permitted under applicable law (and we will pay expenses incurred in connection therewith, including but not limited to expenses for the retention of Earthstone’s regularly engaged legal counsel or other counsel satisfactory to Earthstone, in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).

Until the six-year anniversary date of the Initial Company Merger Effective Time, we will not amend, repeal or otherwise modify any provision in the organizational documents of the Company or of any subsidiaries of Earthstone in any manner that would affect adversely the rights of any indemnified person to indemnification, exculpation and advancement of expenses except to the extent required by applicable law. We shall, and shall cause subsidiaries of Earthstone to, fulfill and honor any indemnification, expense advancement, or exculpation agreements between Earthstone or any of its subsidiaries and any of its officers or directors existing and in effect immediately prior to the Initial Company Merger Effective Time.

We have put in place and fully prepaid “tail” insurance policies with a claims reporting or discovery period of at least six years from the Initial Company Merger Effective Time (the “tail period”) from an insurance carrier with the same or better credit rating as Earthstone’s previous insurance carrier with respect to directors’ and officers’ liability insurance (“D&O insurance”) in an amount and scope at least as favorable as Earthstone’s previous policies with respect to matters, acts or omissions existing or occurring at, prior to, or after the Initial Company Merger Effective Time; provided, however, that in no event shall the aggregate cost of the D&O insurance exceed during the tail period 300% of the current aggregate annual premium paid by Earthstone for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, we shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2026).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 7, 2026).

4.1	Permian Resources Corporation 2023 Long Term Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 29, 2024).

4.2	Centennial Resource Development, Inc. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2019).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1 of this Registration Statement).

23.2*	Consent of KPMG LLP

23.3*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(A) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 7th day of January, 2026.

PERMIAN RESOURCES CORPORATION

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints James H. Walter, William M. Hickey III, John C. Bell and Guy M. Oliphint, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William M. Hickey III William M. Hickey III	Co-Chief Executive Officer and Director (Principal Executive Officer)	January 7, 2026

/s/ James H. Walter James H. Walter	Co-Chief Executive Officer and Director (Principal Executive Officer)	January 7, 2026

/s/ Guy M. Oliphint Guy M. Oliphint	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 7, 2026

/s/ Robert R. Shannon Robert R. Shannon	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 7, 2026

/s/ Robert M. Tichio Robert M. Tichio	Director	January 7, 2026

/s/ William J. Quinn William J. Quinn	Director	January 7, 2026

/s/ Aron Marquez Aron Marquez	Director	January 7, 2026

/s/ Steven D. Gray Steven D. Gray	Chairman and Director	January 7, 2026

/s/ Karan E. Eves Karan E. Eves	Director	January 7, 2026

/s/ Maire A. Baldwin Maire A. Baldwin	Director	January 7, 2026

/s/ Jeffrey H. Tepper Jeffrey H. Tepper	Director	January 7, 2026

/s/ Robert J. Anderson Robert J. Anderson	Director	January 7, 2026

/s/ Frost W. Cochran Frost W. Cochran	Director	January 7, 2026